EXHIBIT 3.2

CERTIFICATE OF INCORPORATION

OF

COMMERCE DEVELOPMENT CORPORATION, LTD.
a Delaware corporation

The undersigned, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

SECTION 1.

The name of the corporation is Commerce Development Corporation, Ltd. (the “Corporation”).

SECTION 2.

The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of the Corporation’s registered agent in the State of Delaware is Paracorp Incorporated.

SECTION 3.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

SECTION 4.

4.1  Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), and five million (5,000,000) shares of preferred stock, $0.001 par value (“Preferred Stock”).

A.   Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.  Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

SECTION 5.

5.1 Stock Repurchases. Subject to the DGCL, this Corporation is authorized to purchase shares of Common Stock from holders thereof pursuant to arrangements approved by the Board of Directors, without taking into account the preferential liquidation rights of holders of Preferred Stock set forth herein when applying the provisions of the DGCL to determine the lawfulness of the purchase.

SECTION 6.

6.1  Directors. Except as otherwise provided herein or in the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of one or more members. Directors need not be stockholders of the Corporation. The number of directors shall be fixed from time to time, within the limits specified in the Bylaws, by a Bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the board of directors.

SECTION 7.

7.1 Elimination of Liability. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Section 7.1 does not affect the availability of equitable remedies for breach of fiduciary duties.

7.2  Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

7.3  Amendments. Any amendment, change or repeal of this Section shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Section in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding.

SECTION 8.

The board of directors is expressly authorized to make, alter, or repeal the Bylaws of the Corporation.

SECTION 9.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SECTION 10.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SECTION 11.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

SECTION 12.

The name and mailing address of the incorporator are as follows:

Name	Mailing Address

Edgar D. Park, Esq.	Richardson & Patel, LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024

IN WITNESS WHEREOF, this Certificate of Incorporation is executed on March 29, 2006.

By:	/s/ Edgar D. Park
Edgar D. Park Incorporator